Exhibit 99.1

Veritone Appoints New Chief Financial Officer in Planned Transition

Company Adds Digital Media and SaaS Industry Veteran to Accelerate Growth Strategy

COSTA MESA, Calif. –– October 8, 2020 –– Veritone, Inc., (Nasdaq: VERI), the creator of the world’s first operating system for artificial intelligence, aiWARE™, today announced that as part of a planned transition its Board of Directors has appointed Michael L. Zemetra as Executive Vice President, Chief Financial Officer and Treasurer, effective today.

“As our aiWARE business accelerates, we are very pleased to add an industry veteran like Mike to the Veritone leadership team,” Veritone Chairman and CEO Chad Steelberg said. “Mike’s extensive experience in growing and driving performance in SaaS and digital media companies, his deep financial acumen, and his exceptional leadership capabilities will be great assets to Veritone as we continue our quest to build the world’s leading AI solutions company.”

Zemetra added, “I am excited to join the Veritone team to help lead and scale through its next evolution, with intense focus on customer-driven growth and expanded service offerings across a virtually unlimited market for AI and Veritone’s SaaS offerings. I look forward to speaking with investors on Veritone’s third quarter conference call on November 9th.”

Zemetra succeeds Peter F. Collins, who will continue to serve in an advisory capacity during a transition period.   Collins and Zemetra will work closely with the Company’s management team and other stakeholders to ensure a smooth transition.

“Pete has been instrumental in helping to build Veritone from a start-up company to a leader in artificial intelligence,” said Steelberg. “He helped to lead Veritone through our successful IPO in May 2017, and his deep experience in business, accounting and finance has been invaluable to us as we implemented policies and processes, acquired and integrated three companies and scaled our business by nearly 500% during his tenure.  I want to thank Pete for all of his many contributions to Veritone over the past four years - we wish him all the best in the future.”

About Michael Zemetra

Zemetra brings to Veritone 25 years of financial and operational experience in building, managing and scaling global organizations, systems and operations for SaaS, technology, and digital media companies.  He most recently served as Executive Vice President and Chief Financial Officer of LiveXLive Media (Nasdaq: LIVX), a global digital media company that operates a platform for livestream and on-demand audio, video and podcast content, since April 2018.  Prior to that, he held senior financial leadership positions with a number of publicly-traded SaaS, technology and digital media companies, including J2 Global, Global Eagle Entertainment and Demand Media (now Leaf Group). Zemetra began his career in the technology and entertainment groups of PricewaterhouseCoopers, where he advised large content and media companies such as The Walt Disney Company, Sony Pictures, Paramount Pictures, and LucasFilm. Zemetra holds a Masters in Accounting from the University of Southern California and a Bachelor of Arts in Business-Economics from the University of California, Riverside, and earned his CPA from the State of California.

The Company has filed form 8-K with the SEC, which includes the Employment Agreement entered into with Zemetra. Pursuant to such agreement, in connection with Zemetra’s appointment, Veritone’s Compensation Committee granted him the following equity awards effective October 8, 2020 under Veritone’s Inducement Grant Plan: (i) restricted stock units (“RSUs”) representing the right to receive upon vesting 40,000 shares of the Company’s common stock, with 50% of such RSUs vesting on October 8, 2021 and the remainder of such RSUs vesting in four equal quarterly installments thereafter, subject to his continued employment through the relevant vesting date; (ii) a time-based nonqualified stock option to purchase 60,000 shares of the Company’s common stock, which shall vest over a four (4) year period, with 25% of the shares underlying such option vesting on October 8, 2021, and 1/36th of the remaining shares underlying such option vesting for each full month of his continuous employment thereafter, subject to his continued employment through the relevant vesting date; and (iii) a performance-based nonqualified stock option to purchase 120,000 shares of the Company’s common stock, which shall vest in three equal installments based on the closing price of the Company’s common stock exceeding $17.50, $22.50 and $27.50 per share for a period of thirty (30) consecutive trading days, subject to his continued employment through the relevant vesting date.  The exercise price per share of the stock options granted to Zemetra is equal to the closing price per share of the Company’s common stock on the grant date.  The awards were granted outside of Veritone’s existing shareholder-approved equity compensation plans, as an inducement material to Zemetra becoming an employee of Veritone, in accordance with Nasdaq Listing Rule 5635(c)(4).

About Veritone

Veritone (Nasdaq: VERI) is a leading provider of artificial intelligence (AI) technology and solutions. The company’s proprietary operating system, aiWARE™ powers a diverse set of AI applications and intelligent process automation solutions that are transforming both commercial and government organizations. aiWARE orchestrates an expanding ecosystem of machine learning models to transform audio, video, and other data sources into actionable intelligence. The company's AI developer tools enable its customers and partners to easily develop and deploy custom applications that leverage the power of AI to dramatically improve operational efficiency and unlock untapped opportunities. Veritone is headquartered in Costa Mesa, California, and has offices in Denver, London, New York and San Diego. To learn more, visit Veritone.com.

Contacts

Company Contact:

Brian Alger, CFA

SVP, Corporate Development & Investor Relations

Veritone, Inc.

(949) 386-4318

investors@veritone.com

Investor Relations Contact:

Kirsten Chapman

LHA Investor Relations

(415) 433-3777

veritone@lhai.com